                                                                     Exhibit 5.1

Wilson Sonsini Goodrich & Rosati, P.C.
San Francisco, California


                                 October 11, 2001



TheraSense, Inc.
1360 South Loop Road
Alameda, CA 94502

     Re:   Registration Statement on Form S-8

Ladies and Gentlemen:

     We have examined the Registration Statement on Form S-8 to be filed by you with the Securities and Exchange Commission on or about October 11, 2001 (the "Registration Statement") in connection with the registration under the Securities Act of 1933, as amended, of 5,789,715 shares of your Common Stock reserved for issuance under the 1997 Stock Plan (the "1997 Plan"). As your legal counsel, we have examined the proceedings taken and are familiar with the proceedings proposed to be taken by you in connection with the sale and issuance of such Common Stock under the 1997 Plan.

     It is our opinion that, when issued and sold in the respective manners referred to in the 1997 Plan and pursuant to the agreements which accompany the 1997 Plan, the Common Stock issued and sold thereby will be legally and validly issued, fully paid and non-assessable.

     We consent to the use of this opinion as an exhibit to the Registration Statement and further consent to the use of our name wherever appearing in the Registration Statement, including any amendments thereto.

                                      Very truly yours,

                                      WILSON SONSINI GOODRICH & ROSATI
                                      Professional Corporation


                                      /s/ Wilson Sonsini Goodrich & Rosati, P.C.